Exhibit 99.1

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard | ken@dennardlascar.com

Zach Vaughan | zvaughan@dennardlascar.com

713-529-6600

NEWS RELEASE

Main Street Announces Fourth Quarter 2021 Private Loan Portfolio Activity

HOUSTON, January 11, 2022 -- Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the following recent activity in its private loan portfolio. During the fourth quarter of 2021, Main Street originated approximately $459.1 million in new commitments in its private loan portfolio across 17 new borrowers and funded total investments across its private loan portfolio with a cost basis totaling approximately $369.1 million.

The following represent notable new private loan commitments and investments during the fourth quarter of 2021:

•	$38.6 million in a first lien senior secured loan, $8.1 million in a first lien senior secured revolver, and $24.3 million in a first lien senior secured delayed draw loan to a provider of tech-enabled distribution services for large blue-chip producers within the food, chemicals, and materials industries;
•	$50.7 million in a first lien senior secured loan, $5.4 million in a first lien senior secured revolver, and $0.9 million in equity to an independent contractor and toll manufacturer of specialty chemicals and lubricant additives;
•	$51.7 million in a first lien senior secured loan and $4.3 million in a first lien senior secured revolver to a software provider that offers event management, continuous learning, and secure video capture and broadcasting solutions to healthcare associations and other healthcare systems and organizations;

•	$37.9 million in a first lien senior secured loan, $8.4 million in a first lien senior secured revolver, and $1.7 million in equity to a provider of electrical, mechanical, engineering and automation services to industrial process facilities, primarily in the food and beverage industry;
•	$30.4 million in a first lien senior secured loan, $7.0 million in a first lien senior secured revolver, and $0.2 million in equity to a professional tree care firm that specializes in providing utility line clearing, vegetation management, and wildfire disaster relief services primarily on the West Coast;
•	$24.5 million in a first lien senior secured loan, $2.6 million in a first lien senior secured revolver, and $5.2 million in a first lien senior secured delayed draw loan to a provider of emergency and disaster response, facility management, and environmental services to corporate clients across the United States and Canada;
•	$26.0 million in a first lien senior secured loan and $1.0 million in equity to a provider of specialty coatings of aluminum and steel for customers serving the construction, home improvement, and vehicle industries;
•	Increased commitments of $14.6 million in a first lien senior secured loan, $1.0 million in a first lien senior secured revolver, and $3.4 million in a first lien senior secured delayed draw loan to a futures trading platform that offers software and brokerage offerings;
•	$12.2 million in a first lien senior secured loan, $3.6 million in a first lien senior secured revolver, and $0.4 million in equity to an exclusive dealer and aircraft maintenance service provider for single-engine turboprop airplanes in six states across the United States;
•	$10.0 million in a first lien senior secured loan, $2.2 million in a first lien senior secured revolver, and $2.2 million in a first lien senior secured delayed draw loan to a provider of snow and ice management services and de-icing agent distribution to commercial, industrial, and government customers across the Mid-West;
•	$14.0 million in a first lien senior secured loan to a provider of facility operations services to the sports and entertainment industries;
•	Increased commitments of $11.6 million in a first lien senior secured loan and $1.9 million in a first lien senior secured revolver to a manufacturer and distributor of residential and commercial fencing;

•	$7.6 million in a first lien senior secured loan and $5.4 million in a first lien senior secured delayed draw loan to a wholesaler of closeout and valued-priced products;
•	Increased commitment of $12.2 million in a first lien senior secured loan to an executive search and placement firm focused on the healthcare and life sciences industries;
•	$8.7 million in a first lien senior secured loan and $2.5 million in a first lien senior secured delayed draw loan to an advertising technology company that connects thousands of websites with exclusive marketing partners;
•	$6.2 million in a first lien senior secured loan, $0.6 million in a first lien senior secured revolver, $1.6 million in a first lien senior secured delayed draw loan, and $0.2 million in equity to a provider of fixed cost reduction and optimization solutions to businesses across several industries; and
•	$6.7 million in a first lien senior secured loan and $1.3 million in a first lien senior secured revolver to a provider of healthcare staffing solutions across four major brands spanning the entire healthcare staffing supply chain.

As of December 31, 2021, Main Street’s private loan portfolio included total investments at cost of approximately $1,158.0 million across 75 unique borrowers. The private loan portfolio, as a percentage of cost, included 94.5% invested in first lien debt investments, 1.2% invested in second lien debt investments, and 4.3% invested in equity investments or other securities.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties.  MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.